Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Donaldson, Lufkin & Jenrette, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-30928) on Form S-3 of Donaldson, Lufkin & Jenrette, Inc. of our report dated January 31, 2000, relating to the consolidated statements of financial condition of Donaldson, Lufkin & Jenrette, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Donaldson, Lufkin & Jenrette Inc.


/s/ KPMG LLP
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New York, New York
March 24, 2000